Exhibit 8.2

[Sullivan & Cromwell LLP Letterhead]

August 7, 2020

Diageo plc,

Lakeside Drive, Park Royal,

London NW10 7HQ,

England.

Diageo Investment Corporation,

175 Greenwich Street,

3 World Trade Center,

New York, NY 10007,

United States.

Diageo Capital plc,

Edinburgh Park, 5 Lochside Way,

Edinburgh EH12 9DT,

Scotland.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the filing, on the date hereof, of the Post-Effective Amendment No. 1 to the registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) on April 19, 2018 (as amended, the “Registration Statement”). We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “Taxation — United States Taxation” in the Prospectus (the “Prospectus”), included in the Registration Statement, subject to the limitations set forth therein.

Diageo plc Diageo Investment Corporation Diageo Capital plc	-2-

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Taxation — United States Taxation” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP